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                                                                 Exhibit (n)(ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-69852 of MetLife Investors Variable Life Account Five of MetLife Investors Insurance Company of California (the Company) on Form N-6 of our report dated March 7, 2003, relating to the financial statements of the Company appearing in the Statement of Additional Information, which is part of such Registration Statement, and our report dated April 4, 2003, relating to the financial statements of the sub-accounts of MetLife Investors Variable Life Account Five appearing in this Prospectus, which is also part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information and in the Prospectus, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 25, 2003